Cadwalader, Wickersham & Taft LLP
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November 24, 2010

Telestone Technologies Corporation
Floor 10, China Ruida Plaza,
No. 74 Lugu Road, Shi Jingshan District,
Beijing, People's Republic of China 10004

Ladies and Gentlemen:

We have acted as counsel for Telestone Technologies Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of 1,675,000 shares of the Company's common stock, par value $0.001 per share (the “Common Stock”) and up to an additional 251,250 shares of Common Stock that may be sold pursuant to the exercise of an over-allotment option (together, the “Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-165112) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated March 17, 2010 (the “Base Prospectus”) and the prospectus supplement dated November 24, 2010, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of rules and regulations promulgated under the Securities Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively refererd to as the “Prospectus”) The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, as amended to the date hereof, the Prospectus and the Company Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

Jiannan Zhang Tel +86 (10) 6599 7270 Fax +86 (10) 6599 7300 jiannan.zhang@cwt.com

Cadwalader, Wickersham & Taft LLP is a registered limited liability partnership established under the laws of the State of New York. The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.cadwalader.com. A list of our partners, who are Solicitors or Registered Foreign Lawyers in England and Wales, is available for inspection at the above address. Regulated by the Solicitors Regulation Authority.

In particular, we have examined and relied upon:

1	Certificate of Incorporation of the Company, as amended to the date hereof;

2	By-Laws of the Company, as amended to the date hereof;

3	Certain resolutions adopted by the board of directors of the Company relating to the registration of the Shares and related matters; and

4	Such other documents as we have considered appropriate for the purposes of this opinion.

Items 1 to 4 above are referred to in this letter as the “Company Documents”.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein and with respect to parties other than the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. With respect to our opinion as to the Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock is in an amount that is not less than the par value of the Common Stock.

The opinion expressed herein is limited to the federal laws of the United States, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date above unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after that date.

Very truly yours,

Cadwalader, Wickersham & Taft LLP